UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 22, 2006, Jabil Circuit (Taiwan) Limited (“Merger Sub”), a Taiwan corporation and indirect wholly-owned subsidiary of Jabil Circuit, Inc. (“Jabil”), entered into a merger agreement (the “Merger Agreement”) with Taiwan Green Point Enterprises Co., Ltd. (“Green Point”), a Taiwan corporation whose stock is traded on the Taiwan Stock Exchange. The Merger Agreement contemplates that the Merger Sub would commence an offer to purchase all of the outstanding shares of Green Point (the “Green Point Shares”) at a purchase price of NT$109 per share in cash (the “Offer”). Green Point has represented that there are 265,708,828 Green Point Shares outstanding and 1,516,500 Green Point Shares issuable upon the exercise of the vested employee stock options to purchase Green Point Shares. The Offer commenced on November 24, 2006 and is currently expected to stay open for 50 days. The closing of the Offer is subject to various closing conditions, including (i) obtaining all necessary governmental approvals, such as competition clearance under the laws of Taiwan and China, (ii) obtaining at least a majority of the outstanding Green Point Shares being tendered pursuant to the Offer, (iii) that there is no material event or change in the financial or business condition of Green Point (including a material untrue disclosure or omission in financial statements filed or published by Green Point, and other business related documents), and (iv) no other event has occurred that would cause applicable government agencies to require the Merger Sub to terminate or cancel the Offer. Shareholders of Green Point owning approximately 42.7% of the outstanding Green Point Shares have entered into agreements under which they have agreed to tender their shares in the Offer.

Assuming that the Offer is successfully closed, Green Point will merge into Merger Sub (the “Merger”) pursuant to the Merger Agreement provided that all other closing conditions set forth in the Merger Agreement (many of which are similar to the conditions to the closing of the Offer) have been met, including, without limitation, the approval of the Merger by Green Point’s shareholders after the Offer closes (unless more than 90% of the outstanding shares are tendered, in which case no shareholder approval is required) and there not being certain breaches of the representations, warranties and covenants of Green Point contained in the Merger Agreement. The Merger Agreement provides that Green Point shareholders will receive NT$109 in cash per Green Point Share. The Merger Agreement also contains various limitations on Green Point’s operation of its business prior to the closing of the Merger. If the Offer is not successfully closed by March 2, 2007 or the Merger is not closed by July 15, 2007, then either party may terminate the Merger Agreement.

Item 7.01 Regulation FD Disclosure

On November 22, 2006, Jabil issued a press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing, unless otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release dated November 22, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

November 29, 2006	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 22, 2006.